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EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE 09/08/03	FOR MORE INFORMATION CONTACT: Investors: Mary Healy, 630-623-6429 Media: Anna Rozenich, 630-623-7316

McDONALD'S REPORTS AUGUST SALES UP 10%
U.S. Comparable Sales Up Nearly 9%
Europe Comparable Sales Up 1%

OAK BROOK, IL—McDonald's Corporation announced today that August Systemwide sales increased 10% to $4.2 billion. In constant currencies, this increase was 7%. Comparable sales for Brand McDonald's increased 3.8% in constant currencies, compared with a 2.0% decline in August 2002.

        Jim Cantalupo, McDonald's Chairman and Chief Executive Officer, said, "We continue to make progress on our Plan to Win, which is all about attracting new customers, encouraging existing customers to visit more often, creating brand loyalty and doing all this more profitably. In the U.S., we're becoming more relevant to more customers by offering better tasting food, more convenient hours, enhanced service and—as always—good value. As a result, more customers in the U.S. are visiting us more often with comparable sales up 8.8% in August, our fifth consecutive month of positive comparable sales. In Europe, branded affordability and menu initiatives helped improve comparable sales, which increased 1.0% in August. Positive performance in several markets including France and Germany contributed to these results."

        "In addition to the progress we have made in our operations, we are also working to reassert our marketing leadership," Cantalupo said. "Just last week we launched our new global brand theme—"i'm lovin' it™"—featuring music by popular recording star Justin Timberlake and other outstanding talent. We are excited about our new global brand creative approach, which leverages our worldwide marketing resources and demonstrates the focus and discipline we are applying to managing our overall business."

Dollars in millions
			Percent Inc/(Dec)		Percent Inc/(Dec)
Months ended August 31	2003	2002	As Reported	Constant Currency*	Comparable Sales**
Systemwide Sales	$4,192.0	$3,794.8	10	7	n/a
Major Segments***
U.S.	$2,010.9	$1,803.0	12	n/a	8.8
Europe	1,135.2	986.0	15	4	1.0
APMEA****	664.1	657.2	1	(3)	(4.0)

*	Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, whose functional currency is the U.S. Dollar. Constant currency results are calculated by translating the current year results at prior year average exchange rates.
**	Comparable sales or comparable unit sales represent the constant currency change in sales from the same period in the prior year for restaurants in operation at least thirteen months.
***	Excludes Partner Brands
****	Asia/Pacific, Middle East and Africa
n/a	Not applicable

Related Communications

McDonald's tentatively plans to release September monthly sales on October 7.

Charlie Bell, President and Chief Operating Officer, and Matthew Paull, Chief Financial Officer, will participate in the Banc of America Securities' Annual Investment Conference on September 18 at 7:30 am Pacific Time. McDonald's presentation will be webcast live and available for replay for a limited time thereafter on www.investor.mcdonalds.com.

        More than 30,000 local McDonald's restaurants serve 47 million customers each day in more than 100 countries, generating more than $40 billion in annual Systemwide sales. Additional information about McDonald's is available at www.mcdonalds.com.

Forward-Looking Statements

Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: effectiveness of operating initiatives; success in advertising and promotional efforts; changes in global and local business and economic conditions, including their impact on consumer confidence; fluctuations in currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets, including the effects of war and terrorist activities; competition, including pricing and marketing initiatives and new product offerings by the Company's competitors; consumer preferences or perceptions concerning the Company's product offerings; spending patterns and demographic trends; availability of qualified restaurant personnel; severe weather conditions; existence of positive or negative publicity regarding the Company or its industry generally; effects of legal claims; cost and deployment of capital; changes in future effective tax rates; changes in governmental regulations; and changes in applicable accounting policies and practices. The foregoing list of important factors is not all-inclusive.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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  EXHIBIT 99
McDONALD'S REPORTS AUGUST SALES UP 10% U.S. Comparable Sales Up Nearly 9% Europe Comparable Sales Up 1%